                                                                  EXHIBIT 10.15

               BERLEX LABORATORIES/LEIRAS/ANTHRA PHARMACEUTICALS
                                   TERM SHEET
                                     BONEFOS

                                 I. PRELIMINARY

1. This Term Sheet sets out the main terms and conditions upon which Anthra Pharmaceuticals, Inc. ("Anthra"), Leiras Oy ("Leiras") and Berlex Laboratories, Inc. ("Berlex") will enter into negotiations for the development and marketing of Bonefosclodronate ("Bonefos") in the United States of America ("the Territory"). These terms are subject to completion of satisfactory due diligence by Anthra, the negotiation of a Development Agreement, Option Agreement and Manufacturing Agreement on terms mutually satisfactory to each of Anthra, Leiras and Berlex (the "Definitive Agreements"), and the execution and delivery of the Development Agreement, and except in relation to this Paragraph, Section I Paragraph 2 (intra-group arrangements), Section II Paragraph 2.a. (payment of $250,000) and Section IV Paragraphs 1 (exclusivity), 2 (access to information and sites), 4 (obligations), 5 (confidentiality), 6 (costs) and 7 (governing law) which are legally binding, the provisions of this Term Sheet do not create any binding obligations on the parties. The term "Berlex Group" shall mean the group companies and affiliates of Schering AG, including but not limited to Leiras and Berlex.

                 II. DEVELOPMENT AGREEMENT AND OPTION AGREEMENT

      The Development Agreement and Option Agreement shall be negotiated on the basis of the following terms:

1. Subject to any applicable termination or revocation provisions, Leiras will grant Anthra a perpetual, exclusive license to develop and market Bonefos for the treatment of hypercalcemia (the "H-Indication") and the treatment of osteolysis (the "O-Indication") and such other oncology indications as Anthra may elect to develop in the Territory pursuant to the Development Agreement, all subject to the Option Agreement.

      a. Anthra will conduct clinical trials as required in order to Prepare a New Drug Application ("NDA") or Supplemental NDA ("SNDA"', as the case may be, for Bonefos for the H-Indication and the O-Indication (together "the Indications") and bear all costs relating to such activities. Anthra agrees to use its commercially reasonable efforts to secure Food and Drug Administration ("FDA") approval of an NDA or SNDA, as the case may be, for the Indications.

Anthra agrees to submit to the FDA the protocol for the clinical trials for the second Indication not later than December 31, 1998.


      b. Anthra will obtain all clinical supplies of Bonefos from Leiras; Anthra shall pay Leiras $3.00 for each vial and $0.20 for each capsule. In the event the Berlex shall exercise the Option, then Berlex shall reimburse Anthra, within five days thereafter, for the aggregate cost of such clinical supplies.


      c. Leiras will provide Anthra with a copy of the clinical studies which it has conducted as described on Exhibit "A" hereto. Leiras will provide Anthra with all data and information to which any member of the Berlex Group has ownership or license rights or otherwise has access and can lawfully pass on to Anthra as of the effective date of the Development Agreement, or acquires during the term of the Development Agreement relating to the preclinical, CMC and clinical experience regarding Bonefos. Leiras shall provide such data and information to Anthra at no cost. Leiras represents and warrants to Anthra that Leiras has access to all such information and documentation, and has the authority to give and the power to perform the covenant set forth above.


2. Anthra shall pay Berlex a total of $3,750,000, non-refundable.



   a. $  250,000 upon all parties signing this Term Sheet;
   b. $1,000,000 upon all parties signing the Development Agreement;
   c. $2,500,000 within thirty (30) days following the pre-NDA meeting between representatives of Anthra and the FDA; provided, however, that in no event shall Anthra pay Berlex this amount after December 31, 1998.


3. Anthra will grant Berlex the option to acquire the exclusive right to sell, market and distribute Bonefos in the Territory for the Indications directly or through one or more sublicenses (subject to Anthra approval of all sublicensees which shall not be unreasonably withheld and which shall not be required of any member of the Berlex Group) ("the Option"); provided, however, that the Berlex Group agrees not to discuss, negotiate, or enter into any agreement with a prospective sublicensee with respect to the commercialization of Bonefos in the Territory prior to exercising the Option.


      a. The Option may be exercised by Berlex, at any time between the effective date of the Development Agreement and the 180th day following the acceptance for filing of the NDA for the first Indication for which the filing shall be accepted, by executing the Option Agreement, which shall incorporate the terms and conditions set forth in this Section II Paragraph 3. Anthra shall immediately notify Berlex of its submission of such NDA and shall immediately notify Berlex of the acceptance of such NDA by the FDA for filing. Anthra may, at any time after the acceptance of such NDA, enter into negotiations with prospective licensees to sell, market and distribute Bonefos in the Territory. Anthra may disclose such Information relating to the clinical development of Bonefos as may be necessary to progress such discussions subject to the recipient entering into suitable confidentiality undertakings. In the event that the terms negotiated between Anthra and any such licensee are more favorable than the terms offered to Berlex for the Option under the Development Agreement, Berlex shall have a right of first refusal to accept such more favorable terms.



      b. If Berlex exercises the Option, Berlex will pay Anthra:

         (i)   $6,000,000 within 33 days of FDA approval for the H-Indication;

         (ii)  $15,000,000 within 33 days of FDA approval for the O-Indication;

         (iii) royalties on Net Sales (as defined in Section IV Paragraph [4] below) in the Territory through to the fifteenth anniversary of the effective date of the Development Agreement (the "Royalty Period"). The royalty rate shall be determined at a fixed percentage of Net Sales established by reference to the Indication for, and the 12 month period in, which the NDA is approved according to the following scale:

                         H-Indication
                         Royalty Period Start               Royalty Rate
                         --------------------               ------------

                         2/15/2000                          12%
                         2/15/2001                          12%
                         2/15/2002                          11%
                         2/15/2003                           9%
                         2/15/2004                           7%
                         2/15/2005                           5%
                         2/15/2006                           3%
                         2/15/2007                           1%
                         2/15/2008 & later                   0%

                         O-Indication
                         Royalty Period Start               Royalty Rate
                         --------------------               ------------

                         2/15/2002                          12%
                         2/15/2003                          12%
                         2/15/2004                          11%
                         2/15/2005                           9%
                         2/15/2006                           7%
                         2/15/2007                           5%
                         2/15/2008                           3%
                         2/15/2009                           1%
                         2/15/2010 & later                   0%

If the FDA approves the NDA for either Indication and then approves an SNDA for the other Indication, the royalty rate for all subsequent sales during the Royalty Period shall be determined in accordance with the following formula:

                    (X+Y)/2

where X is the royalty rate applicable to the Indication for which the NDA was obtained and Y is the royalty rate applicable to the Indication for which the SNDA was obtained (fixed as set out above) Berlex shall have no obligation to pay any royalty after the end of the Royalty Period.


      c. If Berlex exercises the Option, it shall be responsible for all marketing, sales and distribution activities at its own expense. Berlex shall have sole right to establish pricing Berlex shall be responsible for achieving certain specified minimum levels of sales of Bonefos in the Territory, which shall be equal to the product of (i) a percentage to be specified in the Option Agreement and (ii) projected sales for Bonefos in the Territory determined by an independent third party mutually acceptable to Berlex and Anthra, at the time of the acceptance for filing of the NDA for the first Indication. If Berlex exercises the Option, Berlex agrees not to market or sell in the Territory, directly or indirectly, any bisphosphenate product (whether internally




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developed or licensed from a third party) that competes with Bonefos for a period of five years after the launch of Bonefos in the Territory.


      d. If Berlex exercises the Option, Berlex may elect to develop Bonefos in the Territory for prevention of osteolysis. If Berlex obtains an SNDA for this indication, Berlex shall thereafter pay Anthra a royalty on Net Sales at the following rate:

     (i) during the first 12 months following approval of the SNDA, the royalty rate shall be 75% of the rate otherwise applicable in accordance with Paragraph [3.b.(iii) of this Section II,

     (ii) during the second 12 months following approval of SNDA, the royalty rate shall be 55% of the rate otherwise applicable in accordance with Paragraph [3.b.(iii)] of this Section II, and

     (iii) during the third and all subsequent 12 month periods following approval of the SNDA, the royalty rate shall be 50% of the rate otherwise applicable in accordance with Paragraph [3.b.(iii)] of this Section II.

     (iv) Royalties under this Subparagraph (d) shall not be payable after the end of the Royalty Period.

     (v) The Royalty payable by Berlex under this Subparagraph (d) shall be in place of, and not in addition to, the royalty provided for in Subparagraph (b) (iii) of Section II (3).


4. If Berlex does not exercise the Option, Anthra shall have an exclusive, royalty- free license to market, sell and distribute Bonefos in the Territory, including the right to sublicense to any entity that does not market, sell or distribute any competing product in the Territory during the term of the Development Agreement. Anthra shall be responsible for all related activities at its own expense. Anthra shall have sole right to establish pricing.

      a. Leiras and Anthra shall enter into a Manufacturing Agreement as described in Section III below.

      b. If Anthra sublicenses its rights, to market, distribute and sell Bonefos and the aggregate expected receipts (taking into account both lump sum payments and royalty flows) from the sublicensee exceed the aggregate expected receipts from Berlex pursuant to Section II Paragraph [3.b] Anthra shall pay Berlex one-third of the excess if and to the extent that such excess is actually received.

      c. In the event that Anthra wishes to develop Bonefos in the Territory for any additional indications, Anthra shall obtain Leiras' prior written consent for such development on terms to be negotiated between Leiras and Anthra.

      d. In the event that Berlex does not exercise the Option, Anthra shall reimburse Leiras for Leiras' actual out-of-pocket costs incurred in conducting CMC studies after the effective date of the Development Agreement. Such costs shall be calculated in the manner customarily applied by Leiras in the calculation of its research and development costs, and shall not include any financial costs or general and administrative costs (all as more specifically defined in the Development Agreement).


      e. In the event that Berlex does not exercise the Option, for a period of five years after launch of Bonefos in the Territory Berlex shall not (i) sell, market or distribute in the Territory any competing bisphosphenate product that has been internally developed by the Berlex Group, or (ii) actively solicit from any third party any in-licensing opportunity to sell, market or distribute a competing bisphosphenate product in the Territory.


5. Regulatory Documentation and Communications:

      a. Leiras will transfer ownership of the Investigational New Drug application ("IND") for Bonefos to Anthra as soon as possible after execution of the Development Agreement.

      b. Anthra will prepare and file an NDA, in its own name, for the H-Indication or the O-Indication, and prepare and file an SNDA, in its own name, for the remaining Indication.




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      c. Leiras shall provide Anthra with a copy of any pre-clinical studies which have been prepared by Leiras as of the effective dale of the Development Agreement, and with respect thereto shall assist Anthra in preparing the pre-clinical section of the NDA and SNDA. To the best knowledge of Leiras, such studies were prepared in accordance with European Good Laboratory Practices and also meet the requirements for the FDA Good Laboratory Practices. Anthra shall have the opportunity to review such studies during the course of its due diligence. In the event that Anthra reasonably determines that such studies have not met the FDA Good Laboratory Practices requirements, or are otherwise deficient, then Anthra shall notify Leiras of the additional preclinical studies to be performed in connection with the preparation of the NDA or SNDA submission, as the case may be, within thirty days after the pre-NDA meeting, or within thirty days after such later time as the FDA may notify Anthra of additional preclinical requirements. In the event that Leiras shall undertake such studies, it shall use commercially reasonable efforts to complete them and prepare and provide to Anthra if the preclinical section of such NDA or SNDA not less than six months prior to the NDA or SNDA submission date projected by Anthra; provided, however, that if it is not practicable to complete such work by such date, then Leiras agrees to work diligently to complete such work as soon thereafter as possible. If Leiras shall fail to notify Anthra in writing that Leiras has begun work on such studies within three months after receipt of notice from Anthra of such additional studies, then, upon written notice to Leiras, Anthra may commission a contract research organization to conduct such studies, in which case Anthra shall prepare the preclinical section of such NDA or SNDA, as the case may be. In the event that Leiras conducts such additional preclinical work and Berlex does not exercise the Option, then Anthra shall promptly reimburse Leiras' costs, calculated in the manner reference in Section II, Paragraph 4.d. In the event that Anthra commissions a contract research organization to conduct such additional preclinical work, and Berlex exercises the Option, then Berlex shall promptly reimburse Anthra for its direct expenses in connection therewith.

      d. Leiras will prepare and submit to Anthra the CMC section of the NDA and the SNDA. As soon as reasonably practical after being notified by the FDA, Anthra shall provide Berlex and Leiras with details of all outstanding pre-clinical and CMC issues and the anticipated date of filing of the NDA or the SNDA, as the case may be. Leiras shall undertake commercially reasonable efforts to provide Anthra with the CMC section of the NDA or the SNDA, as the case may be, six months before the anticipated filing date thereof.

      e. The FDA filings will be made at Anthra's expense except as otherwise provided in this Section II Paragraph 5.

      f. In the event that Berlex exercises the Option, Anthra will transfer ownership of the IND and the NDA to Berlex upon the grant of the marketing authorization for the second Indication; provided, however, that Anthra shall transfer such approvals to Berlex upon any earlier termination of the Development Agreement by Berlex for breach by Anthra.

      g. During the term of the Development Agreement, Anthra shall be the exclusive FDA contact with respect to Bonefos until the transfer of ownership of the NDA to Berlex, but Anthra shall in any case provide Berlex and Leiras with a copy of all significant documentation and correspondence submitted to, or received from, the FDA. With respect to submissions to FDA, Anthra shall be required to submit to Berlex, on a periodic basis, summaries of its submissions to FDA. (All clinical data submitted to Berlex shall be used solely for the purpose of (i) complying with the regulatory obligations of the Berlex Group, or (ii) evaluating the Option.) Further, Anthra agrees to provide Berlex with copies of all contact reports that it prepares memorializing its communications with the FDA relating to Bonefos. If Berlex wishes to apply for an SNDA for Bonefos for the prevention of osteolysis prior to the transfer of the NDA to Berlex, then all communications with the FDA regarding such SNDA shall be conducted through Anthra.

6. Safety surveillance and adverse event reporting shall be the responsibility of the party which owns the IND, NDA and/or SNDA, as the case may be.

7. Anthra, Leiras and Berlex will form an Executive Management Committee (EMC) with equal numbers of Anthra, Leiras and Berlex representatives. The EMC will meet at least once every 3 months:

      a. Anthra will inform the EMC of all issues and progress regarding development activities;

      b. If Berlex exercises the Option, it will inform the EMC of pre-marketing issues and progress. After launch, Berlex shall be obligated to inform Anthra of marketing issues and progress only for so long as Anthra holds the NDA and/or SNDA for Bonefos;

      c. It Berlex exercises the Option and elects to develop Bonefos for the prevention of osteolysis indication, Berlex will inform the EMC of all issues and progress pertaining thereto.

8. Anthra and its affiliates shall own any data and patentable improvements, developments or discoveries (collectively, "Improvements") generated by Anthra and its affiliates arising out of, or related to, the performance by Anthra of its obligations under the Development Agreement; provided, however, that Anthra shall promptly grant Leiras a perpetual, exclusive, royalty-free license to use such Improvements solely in connection with the marketing and sale of Bonefos outside the Territory (and inside the Territory if Berlex has exercised the Option). Anthra shall promptly assign to Leiras, without further consideration, any such Improvements that relate directly and solely to Bonefos; provided, however, that Leiras shall promptly grant Anthra a perpetual, exclusive, royalty-free license to use such Improvements in connection with the marketing and sale of Bonefos in the Territory in the event that Berlex does not exercise the Option.

9. Leiras and its affiliates shall own any Improvements generated by Leiras and its affiliates during the term of the Development Agreement, provided, however, that Leiras shall grant Anthra a perpetual, exclusive, royalty-free license to use such Improvements solely in connection with the marketing and sale of Bonefos for oncology-related indications in the Territory in the event that Berlex does not exercise the Option. As to other indications, the parties agree to negotiate in good faith the terms of a license in the Territory for such indications.

10. If Berlex does not exercise the Option, Leiras shall grant Anthra a perpetual, exclusive, royalty-free license (with right to sublicense) to use the trademark BONEFOS in connection with the marketing and sale of Bonefos in the Territory, subject to such protections as Leiras may reasonably require as owner of the trademark (to be defined more fully in the Manufacturing

Agreement); provided, however, that in the event the license granted under
Section II Paragraph 1 terminates or is revoked in accordance with the Development Agreement, the license granted under this Paragraph shall be terminated as of the date of termination or revocation of the license granted under Section II Paragraph 1.


11. The Development Agreement shall have a term of 15 years and contain such customary provisions for representations, warranties, indemnities and termination as the parties may agree. Such indemnities shall include an agreement by each party (the "Indemnitor") to indemnify the other party and its officers, employees, agents, representatives and consultants (each, an "Indemnitee"), harmless from and against all claims (whether based on death, personal injury, or otherwise, and whether or not a proceeding is commenced against, or names as a party thereto, any Indemnitee), losses, suits, liabilities, settlements and expenses (including attorneys' fees) incurred or payable by any Indemnitee arising out of or in connection with any act or omission of the Indemnitor in the performance of its obligations under the Definitive Agreements. The Indemnitor shall have the right to assume full control of the defense against any such claim, suit or demand, and the Indemnitee shall cooperate with the Indemnitor and its counsel in the evaluation and defense thereof, subject to the right of the Indemnitee to retain its own counsel at its own expense. The Development Agreement shall set forth the conditions under which the Indemnitor may settle a claim without the consent of the Indemnitee.



12. Any rights or licenses granted to Anthra shall revert to Berlex if (1) Anthra has not filed an NDA for an Indication on or before February 15, 2002 provided that such failure is not due to any delay or failure by Leiras, or (2) if between enrollment of the first patient into a study for an Indication, under a protocol for which an Anthra sponsored amendment has been approved by the Institutional Review Body for all study locations, and completion of the accrual of patients into the last such clinical trial for such Indication, there is a period of 3 months in which no patients are enrolled.


                          III. MANUFACTURING AGREEMENT

      The Manufacturing Agreement shall be negotiated based on the following terms:

1. If Berlex does not exercise the Option, Leiras and Anthra shall enter into a Manufacturing Agreement.

2. Subject to this Section III, Paragraph 2, Leiras shall have the exclusive rights to supply Anthra and its sublicensee(s) with finished goods. Anthra shall be obligated to purchase its requirements of Bonefos from Leiras, subject to the ability of Leiras to supply. During the due diligence process, Anthra and Leiras shall discuss the issue of the preparation of a plan for the validation and qualification of back-up sites for bulk active and finished product manufacturing and, subject to Anthra's commitment to fund all costs associated with the preparation and execution of such plan, will work diligently to implement such plan prior to the approval of the NDA for the first Indication. In the event that Leiras shall use such back-up sites for the manufacturing of Bonefos for customers other than Anthra during the term of the Manufacturing Agreement, then Leiras agrees to reimburse Anthra for fifty percent of such costs.


3. Leiras will sell finished goods to Anthra, ex works at supplier's manufacturing site, at a price equal to the higher of (i) 32.5% of Net Sales, or (ii) floor prices for Bonefos in vial and capsule formulation to be determined by the parties in the context of the number's in-market selling price of competing products in the Territory and the customary margins of the parties, and to be specified in the Manufacturing Agreement. Anthra shall pay Leiras within 60 days following receipt of Leiras' invoice.

      4. The Manufacturing Agreement will contain such customary provisions for representations, warranties, indemnities and termination and other matters as the parties may agree, including the indemnity set forth in Article II section 11.



      5. The Manufacturing Agreement will continue for a term of 15 years, and thereafter unless terminated by either party on two years' notice effective at the end of the 15 years or any year thereafter. If Leiras terminates the Agreement then Leiras shall transfer its manufacturing technology relating to Bonefos, as well as any licenses required for the manufacture of Bonefos for sale in the Territory, to Anthra or a third party designated by Anthra, at a royalty equal to five percent of Net Sales of the Bonefos manufactured using such technology, for a period of ten years after the date of such transfer; provided, however, that such royalty shall be capped at a level equal to the difference between the transfer price previously in effect for sales of Bonefos from Leiras to Anthra and the transfer price charged by such third party". After the date that a generic version of clodronate shall be marketed and sold in the Territory, no such royalty shall be payable; provided, however, that Anthra shall reimburse all reasonable costs and expenses incurred by Leiras in transferring such technology to such third party. Such technology transfer shall be based on the assumption of use by the third party of machinery and equipment, raw materials and reagents similar to those used by Leiras. Leiras shall not be required to provide more than ten person-days of technical assistance to such third party in connection with such technology transfer.


                             IV. GENERAL PROVISIONS


1. In consideration of the payment by Anthra of $250,000, receipt of which Berlex hereby acknowledges, Berlex and Leiras agree to grant Anthra a period of exclusivity in which to negotiate the Definitive Agreements during which time neither Berlex nor any member of the Berlex Group will discuss, negotiate or enter into any agreement or nonbinding arrangement relating to the development or marketing of Bonefos in the Territory. The period of exclusivity ("the Exclusivity Period") will run for an initial period of 75 days from the signing of this Term Sheet, during which time the parties shall use their commercially reasonable efforts to negotiate in good faith, the Definitive Agreements in conformity with Sections II and III hereof. The Exclusivity Period will automatically be extended for two periods of 30 days each if good faith negotiations to conclude the Definitive Agreements are continuing. Thereafter the Exclusivity Period shall expire, unless extended by written agreement between the parties.



2. During the Exclusivity Period, in consideration of the payment by Anthra of $250,000, Leiras shall provide Anthra with:


      a. all relevant information to which it or any member of the Berlex Group has ownership or license rights or otherwise has access and may lawfully disclose to Anthra, related to pre-clinical and clinical experiences and safety data regarding Bonefos anywhere in the world;

      b. access to all CMC, pre-clinical and clinical documentation and all bulk active manufacturing sites to which it or any member of the Berlex Group has ownership or license rights or otherwise has access and may lawfully disclose to Anthra, with regard to Bonefos.

         Leiras represents and warrants to Anthra that Leiras has access to all such information and documentation and bulk active manufacturing sites, and has the authority to give and the power to perform the covenant set forth above.


3. As used herein, Net Sales shall mean the amount invoiced for Bonefos by a party or its sublicensees to third parties in the Territory, less reasonable and customary deductions applicable for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the product and paid by the selling party; (iii) distributors' discounts, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the product; (v) allowances or credits to customers, not in excess of the selling price of the product, on account of governmental requirements, rejection, outdating, recalls or return of the product, and (vi) costs of customer programs such as cost-effectiveness or patient assistance programs designed to aid in patient compliance to maintain medication schedules, for the purpose of securing managed care contracts (to the extent that such programs directly result in incremental Bonefos sales); provided, however, that any deduction pursuant to clause (vi) shall be prorated over the term of the relevant contracts. Notwithstanding anything to the contrary contained in the foregoing sentence, Net Sales to customers other than U.S. governmental entities and state programs for indigent patients shall be deemed in the aggregate to be not less than eighty percent (80%) of its published wholesale price multiplied by the number of units of Bonefos sold to customers in the Territory, less deductions for freight, postage, shipping and insurance to the extent included in such wholesale price.

     For the purpose of calculating a party's Net Sales, the parties recognize that (a) a party's customers may include persons in the chain of commerce who enter into agreements with a party as to price even though title to the product does not pass directly from a party to such customers, and even though payment for such product is not made by such customers directly to a party and (b) in such cases chargebacks listed above and paid by a party to or through a third party (such as a wholesaler) can be deducted by a party from gross revenue in order to calculate a party's Net Sales. Any deductions listed above which involve a payment by a party shall be taken as a deduction against aggregate sales for the period in which the payment is made. Sale of the product between a party and its sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Net Sales. Net Sales will be accounted for in accordance with international accounting standards consistently applied.


4. Except as expressly stated in Section I the provisions of this Term Sheet are set forth for discussion purposes only and are not legally binding on either party. Neither party shall be so bound unless and until Definitive Agreements in form and substance satisfactory to each of them have been executed and delivered.

5. All activities related to the transactions being contemplated by the parties are subject to Confidentiality Agreement previously executed by the parties. Neither party shall make any public announcements regarding the proposed transactions without the written consent of the other provided that Anthra shall be entitled to disclose information to the extent required to comply with applicable securities laws including those relating to initial public offerings. Leiras, Berlex or any other member of the Berlex Group shall be entitled to make any disclosure which may be required under applicable law. The disclosing party shall be solely responsible for the accuracy and completeness of any such disclosure.

6. Each party shall be responsible for any costs or expenses it incurs with respect to negotiating this Term Sheet or the Definitive Agreements.

7. This Term Sheet shall be governed by and construed in accordance with the laws of the State of New York.

8. In the event that any party is unable to perform any obligation imposed by the Definitive Agreements due to an event of force majeure, such party shall not be deemed to be in breach of such contractual obligation. The Definitive Agreements shall contain a more fully detailed force majeure provision.

BERLEX LABORATORIES, INC.                    ANTHRA PHARMACEUTICALS, INC.

By:  /s/ John Nicholson                      By: /s/ Michael C. Walker
   --------------------------------             --------------------------------
Name: John Nicholson                         Name: Michael C. Walker
Title: Treasurer                             Title: President

LEIRAS OY

By: /s/ Bernhard Schefter                    By: /s/ Timo Lappaleinen
   --------------------------------             --------------------------------
Name: Bernhard Schefter                      Name: Timo Lappaleinen
Title: President                             Title: VP International Marketing